UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 29, 2009, Argo Group International Holdings, Ltd. (“Argo Group”) issued a press release announcing that it has increased its loss estimate for Hurricane Ike, including reinstatement premiums and estimated reinsurance recoveries, by approximately $15.0 million on a pre-tax basis. Argo Group’s International Specialty segment accounted for $12.1 million of the increase with the remainder incurred in the Argo Group’s Reinsurance segment.

Additionally, for the quarter ended December 31, 2008, Argo Group said it expects to record a net realized loss on a pre-tax basis of $16.7 million associated with its investment portfolio. This loss is primarily a result of an other-than-temporary impairment charge related to equity investments and to a lesser extent certain fixed-income investments of Argo Group totaling $22.1 million offset by net realized gains of approximately $5.4 million.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

99.1	Press Release issued by Argo Group International Holdings, Ltd. dated January 29, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
Dated: January 30, 2009	Name:	Jay S. Bullock
	Title:	Executive Vice President and Chief Financial Officer